Exhibit 99.1

SG BLOCKS ANNOUNCES NAME CHANGE TO SAFE & GREEN HOLDINGS CORP.

DECEMBER 22, 2022 – JACKSONVILLE, Fla. -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), is the new name of SG Blocks, Inc. (NASDAQ:SGBX). The new name, logo and branding elements were introduced to better reflect Safe & Green Holdings position as a leading developer, designer, and fabricator of modular structures. The Company’s common stock will continue to trade on the Nasdaq Stock Market under its current ticker symbol “SGBX”.

“We are thrilled to continue the story of SG Blocks under a new banner that more accurately reflects the evolution of the company throughout the years. We are focused on providing long term sustainable shareholder value and have established, and are continuing to advance, various strategic initiatives to distinguish the various verticals we have built over the years under the Safe & Green Holdings umbrella,” said Chairman and Chief Executive Officer Paul Galvin.

Safe & Green Holdings Corp. was founded in 2007 on the principle that our advanced technology could take container construction to the next level. It has since grown and evolved into a modular solutions company that prioritizes sustainability and inventive, state-of-the-art building practices.

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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. For more information, visit  www.safeandgreenholdings.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Equity Animal

Mark Moran
(646) 363-6567

mm@equityanimal.com